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                                                                    Exhibit 23.2

KPMG PEAT MARWICK LLP

One Arizona Center          Telephone 602 253 2000          Telefax 602 252 0011
400 E. Van Buren Street
Suite 1100
Phoenix, AZ 85004

The Board of Directors
Citadel Broadcasting Company

We consent to the use of our report dated February 14, 1997, except as to note 21 which is as of September 29, 1997, on the consolidated balance sheet of Citadel Broadcasting Company and subsidiary as of December 31, 1995 and 1996 and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                                                       /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
September 30, 1997